Exhibit 2.2
CONTRIBUTION AGREEMENT
This CONTRIBUTION AGREEMENT, dated as of August 5, 2024 (the “Agreement”), is by and between DELEK US ENERGY, INC., a Delaware corporation (“Delek Energy”), and DELEK LOGISTICS PARTNERS, LP, a Delaware limited partnership (the “Partnership”) (each, a “Party” and collectively, the “Parties”).
RECITALS
WHEREAS, Delek US Holdings, Inc., a Delaware corporation (“Delek US”), owns 100% of the issued and outstanding common stock of Delek Energy;
WHEREAS, Delek Energy owns 100% of the issued and outstanding limited liability company interests (the “Subject Interests”) of Delek Permian Pipeline Holdings, LLC, a Delaware limited liability company (“Permian Pipeline Holdings”);
WHEREAS, in connection with the Closing (as defined below), Delek Energy desires to contribute, assign, transfer, convey and deliver to the Partnership, and the Partnership desires to receive, accept and acquire from Delek Energy, the Subject Interests, and in exchange, the Partnership desires to deliver, or cause to be delivered, to Delek Energy or its designee(s) the Total Consideration (as defined below), all in accordance with the terms of this Agreement (the “Transaction”);
WHEREAS,
(a)the Audit Committee (the “Audit Committee”) of the Board of Directors (the “DK Board of Directors”) of Delek US has previously:
i.    received an opinion (the “DK Fairness Opinion”) of Barclays Capital Inc., the financial advisor to Delek US, that the Total Consideration to be paid by the Partnership in connection with the Transaction is fair, from a financial point of view, to Delek US;
ii.    after an evaluation of, among other things, the Transaction , the DK Fairness Opinion and the proposed terms and conditions of this Agreement and the other Transaction Documents (as defined below), determined in good faith that the Transaction is in the interest of Delek US;
iii.    unanimously approved the Transaction and the Transaction Documents upon the terms and conditions set forth in the Transaction Documents; and
iv.    unanimously recommended that the DK Board of Directors (A) approve the Transaction and the Transaction Documents upon the terms and conditions set forth in the Transaction Documents and (B) cause Delek Energy or its designee(s) to enter into the Transaction

Documents and consummate the Transaction upon the terms and conditions set forth in the Transaction Documents; and
(b)    subsequently, the DK Board of Directors approved the Transaction, the Transaction Documents and the transactions contemplated thereby upon the terms and conditions set forth in the Transaction Documents; and
(c)    the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors (the “DKL Board of Directors”) of Delek Logistics GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), has previously:
i.    received an opinion (the “CC Fairness Opinion”) of Intrepid Partners, LLC, the financial advisor to the Conflicts Committee (the “CC Financial Advisor”), that as of the date of such CC Fairness Opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Total Consideration is fair, from a financial point of view, to the Partnership;
ii.    after an evaluation of, among other things, the Transaction, the CC Fairness Opinion, and the proposed terms and conditions of this Agreement and the other Transaction Documents (as defined below), determined in good faith that the Transaction is in the best interests of the Partnership;
iii.    unanimously approved the Transaction and the Transaction Documents upon the terms and conditions set forth in the Transaction Documents, such approval constituting “Special Approval” for purposes of the Partnership Agreement (as defined below); and
iv.    unanimously recommended that the DKL Board of Directors (A) approve the Transaction and the Transaction Documents upon the terms and conditions set forth in the Transaction Documents and (B) cause the Partnership or its designee(s) to enter into the Transaction Documents and consummate the Transaction upon the terms and conditions set forth in the Transaction Documents; and
(d)    subsequently, the DKL Board of Directors approved the Transaction, the Transaction Documents and the transactions contemplated thereby upon the terms and conditions set forth in the Transaction Documents; and
WHEREAS, the Parties have taken or caused to be taken all limited liability company, corporate or limited partnership action, as applicable, required to approve the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms below:
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such specified Person through one or more intermediaries or otherwise; provided, however, that for purposes of this Agreement, Delek US and its subsidiaries (other than the General Partner, the Partnership and the Partnership’s subsidiaries), on the one hand, and the General Partner, the Partnership and the Partnership’s subsidiaries, on the other hand, shall not be considered Affiliates of each other.
“Actual JV Debt” means the amount outstanding under the W2W Credit Agreement that is allocated to Permian Pipeline Holdings at the Closing Date.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Assignment Agreement” means that certain Assignment of Membership Interest Agreement in the form attached as Exhibit A hereto.
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“Audit Committee” has the meaning set forth in the recitals to this Agreement.
“Basket” has the meaning set forth in Section 7.8.
“Business Day” means a day other than Saturday, Sunday or any day on which commercial banks located in the State of New York are authorized or obligated to close.
“Cap” has the meaning set forth in Section 7.8(a).
“Cash Consideration” means an amount of cash equal to $68 million.
“CC Fairness Opinion” has the meaning set forth in the recitals to this Agreement.
“CC Financial Advisor” has the meaning set forth in the recitals to this Agreement.
“Closing” has the meaning set forth in Section 6.1.
“Closing Date” has the meaning set forth in Section 6.1.
“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit” has the meaning set forth in the Partnership Agreement.
“Conflicts Committee” has the meaning set forth in the recitals to this Agreement.
“Consent” has the meaning set forth in Section 3.4.
“Control” means (a) with respect to any Person having voting securities or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (b) ownership of 50% or more of the equity or equivalent interest in any Person or (c) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.
“Damages” has the meaning set forth in Section 7.1.
“Excluded Liabilities” has the meaning set forth in Section 2.3.
“Delek Indemnitees” has the meaning set forth in Section 7.1.
“Delek Energy” has the meaning set forth in the preamble to this Agreement.
“Delek W2W Interests” has the meaning set forth in Section 3.6(f).
“DK Board of Directors” has the meaning set forth in the recitals to this Agreement.
“DK Fairness Opinion” has the meaning set forth in the recitals to this Agreement.
“DKL Board of Directors” has the meaning set forth in the recitals to this Agreement.
“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
“Effective Time” means 11:59 p.m. local time in Nashville, Tennessee on the Closing Date, or such other time and date mutually agreed to in writing by the Parties.
“Estimated JV Debt” means $20,589,000.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended or supplemented from time to time.
“General Partner” has the meaning set forth in the recitals to this Agreement.
“Governmental Authority” means (a) the United States of America or any state or political subdivision thereof within the United States of America and (b) any court or any governmental or administrative department, commission, board, bureau or agency of the United

States of America or of any state or political subdivision thereof within the United States of America.
“Indemnity Claim” has the meaning set forth in Section 7.3.
“Knowledge” means, with respect to Delek Energy, the actual knowledge of any individual listed in Schedule 1 attached hereto, and, with respect to the Partnership, the actual knowledge of any individual listed in Schedule 2, in each case without investigation or further inquiry.
“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, obligation, cost, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, matured or unmatured, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated.
“Lien” means any security interest, lien, deed of trust, mortgage, pledge, charge, claim, restriction, easement, encumbrance or other similar interest or right.
“National Securities Exchange” shall mean an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act, as such section may be amended or supplemented from time to time, and any successor to such statute.
“New Common Units” has the meaning set forth in Section 2.2.
“Partnership” has the meaning set forth in the preamble to this Agreement.
“Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of August 13, 2020, as the same may be amended from time to time.
“Partnership Fundamental Representations” has the meaning set forth in Section 7.9(b).
“Partnership Indemnitees” has the meaning set forth in Section 7.2.
“Partnership Material Adverse Effect” means any change, circumstance, effect or condition that materially adversely affects, delays or prohibits, or could reasonably be expected to materially adversely affect, delay or prohibit the Partnership’s ability to satisfy its obligations under the Transaction Documents or to consummate the transactions contemplated by the Transaction Documents.
“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.
“Pipeline Finance Interests” has the meaning set forth in Section 3.6(c).
“Permian Pipeline Finance” means Delek Permian Pipeline Finance, LLC, a Delaware limited liability company.

“Permian Pipeline Holdings” the meanings set forth in the recitals to this Agreement.
“Permian Pipeline Holdings Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of Permian Pipeline Holdings, dated as of August 18, 2023.
“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Post-Closing Adjustment” has the meaning set forth in Section 2.5.
“Proceedings” has the meaning set forth in Section 3.5.
“Rattler Interest Purchase” has the meaning set forth in Section 2.2.
“Rattler Interest Purchase Agreement” has the meaning set forth in Section 2.2.
“Rattler Interest Purchase Price” has the meaning set forth in Section 2.2.
“Securities Act” means the Securities Act of 1933, as amended.
“Sponsor Fundamental Representations” has the meaning set forth in Section 7.9(a).
“Sponsor Material Adverse Effect” means any change, circumstance, effect or condition that materially adversely affects, delays or prohibits, or would reasonably be expected to materially adversely affect, delay or prohibit, Delek Energy’s ability to satisfy its obligations under the Transaction Documents or to consummate the transactions contemplated by the Transaction Documents.
“Subject Interests” has the meaning set forth in the recitals to this Agreement.
“Tax” or “Taxes” means any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof.
“Tax Authority” means any Governmental Authority having jurisdiction over the payment or reporting of any Tax.
“Tax Proceeding” has the meaning set forth in Section 5.3(b).
“Tax Return” means any report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes.
“Total Consideration” has the meaning set forth in Section 2.2.

“Trading Day” shall mean a day on which the principal National Securities Exchange on which the Common Units are listed is open for the transaction of business or, if the Common Units are not listed or admitted for unlisted trading privileges on any National Securities Exchange, a day on which banking institutions in New York City generally are open.
“Transaction” has the meaning set forth in the recitals to this Agreement.
“Transaction Documents” means this Agreement, the Assignment Agreement and any other document delivered pursuant to Section 6.2 or Section 6.3 of this Agreement.
“Transaction Taxes” has the meaning set forth in Section 2.4.
“W2W Credit Agreement” means that Credit Agreement dated as of June 2, 2022, among W2W Finance LLC, a Delaware limited liability company, Delek W2W, LLC, a Delaware limited liability company, MPLX W2W Pipeline Holdings LLC, a Delaware limited liability company, MUFG Bank, Ltd., as Administrative Agent, and the Lenders and Issuing Banks thereunder, as the same may be amended from time to time.
“W2W Finance Interests” has the meaning set forth in Section 3.6(e).
“W2W Holdings Interests” has the meaning set forth in Section 3.6(d).
“W2W Holdings” means W2W Holdings LLC, a Delaware limited liability company.
“W2W JV Interests” has the meaning set forth in Section 3.6(g).
“W2W Pipeline” means Wink to Webster Pipeline LLC, a Delaware limited liability company.
ARTICLE II
CONTRIBUTION OF SUBJECT INTERESTS; CONSIDERATION; ACKNOWLEDGEMENTS
Section 2.1Contribution of Subject Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) Delek Energy shall contribute, transfer, assign, convey and deliver the Subject Interests to the Partnership, free and clear of all Liens (other than restrictions under applicable federal and state securities laws) in exchange for the consideration set forth in Section 2.2, and (ii) the Partnership shall receive, accept and acquire the Subject Interests from Delek Energy such that after giving effect to this Section 2.1, the Partnership will hold 100% of the limited liability company interests in Permian Pipeline Holdings.
Section 2.2Consideration. At the Closing, in consideration (the “Total Consideration”) for the contribution of the Subject Interests, the Partnership shall: (a) pay to Delek Energy (or its designee(s)) an aggregate amount of cash equal to the Cash Consideration by wire transfer of immediately available funds in accordance with the wire transfer instructions delivered by Delek Energy to the Partnership prior to the Closing Date; (b) issue to Delek Energy

(or its designee(s)) 2,300,000 newly issued common units representing limited partner interest in the Partnership (the “New Common Units”); (c) cancel $60 million of Partnership receivables owed by Delek Energy and its Affiliates to the Partnership; and (d) the Partnership will also pay to Delek Energy $18,564.399.37 in cash (the “Rattler Interest Purchase Price”) for the purchase of the membership interest from Rattler Midstream Operating LLC (the “Rattler Interest Purchase”) pursuant to the Assignment and Assumption Agreement between Rattler Midstream Operating LLC and Delek W2W, LLC (the “Rattler Interest Purchase Agreement”).
Section 2.3Assumed Liabilities; Excluded Liabilities.
(a)Subject to the indemnification rights provided in Section 8.2, at the Effective Time, the Partnership agrees to assume and to pay, discharge and perform as and when due, (i) all Liabilities that first accrue, are caused by, arise out of, are associated with, are in respect of, or are incurred, in each case, only from and after the Effective Time, in connection with the ownership of the Subject Interests or other activities occurring in connection with and attributable to the ownership of the Subject Interests and (ii) all Liabilities of Permian Pipeline Holdings and its subsidiaries under the W2W Credit Agreement (collectively, the “Assumed Liabilities”).
(b)The Partnership will not assume or become obligated with respect to any Liabilities of any nature whatsoever that first accrue, are caused by, arise out of, are associated with, are in respect of, or are incurred, in each case prior to the Effective Time, in connection with the ownership of the Subject Interests or other activities occurring in connection with and attributable to the ownership of the Subject Interests, other than Liabilities of Permian Pipeline Holdings and its subsidiaries under the W2W Credit Agreement (the “Excluded Liabilities”). All Excluded Liabilities shall remain the sole liabilities of Delek Energy.
Section 2.4Transaction Taxes. All sales, use, transfer, filing, registration, business and occupation and similar Taxes arising from or associated with the transactions contemplated by this Agreement other than Taxes based on income (“Transaction Taxes”) shall be borne 50% by Delek Energy and 50% by the Partnership. To the extent under applicable law the transferee is responsible for filing Tax Returns in respect of Transaction Taxes, Delek Energy shall prepare and file all such Tax Returns. The Parties shall provide such certificates and other information and otherwise cooperate to the extent reasonably required to minimize Transaction Taxes. The Party that is not responsible under applicable law for paying the Transaction Taxes shall pay its share of the Transaction Taxes to the responsible Party prior to the due date of such Taxes.
Section 2.5Post-Closing Adjustment for JV Debt. Within 30 days of the Closing Date, the Partnership will obtain the amount of the Actual JV Debt as of the Closing Date, and provide such amount to Delek Energy. The post-closing adjustment shall then be an amount equal to the Estimated JV Debt minus the Actual JV Debt (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a negative number, Delek Energy shall pay to the Partnership an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a positive number, the Partnership shall pay to Delek Energy an amount equal to the Post-Closing Adjustment. The Post-Closing Adjustment shall be paid in cash, and shall be treated as an adjustment to the Cash Consideration.

Exhibit 2.1

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF DELEK ENERGY
Delek Energy hereby represents and warrants to the Partnership that, as of the date hereof:
Section 3.1Organization and Existence. Delek Energy has been duly incorporated and is validly existing as a corporation and is in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to conduct its business as and where such properties are owned, leased and operated and such business is conducted as of the date of this Agreement. Delek Energy is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not, individually or in the aggregate, result in a Sponsor Material Adverse Effect.
Section 3.2Authority and Approval; Enforceability. Delek Energy has the corporate power and authority to execute and deliver this Agreement and any other Transaction Document to which it is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by Delek Energy of this Agreement and any other Transaction Document to which it is or will be a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate action of Delek Energy. Each of this Agreement and any other Transaction Document to which Delek Energy is or will be a party constitutes or will constitute, upon execution and delivery by Delek Energy, the valid and binding obligation of Delek Energy, enforceable against Delek Energy in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
Section 3.3No Conflict. Each of this Agreement, the other Transaction Documents to which Delek Energy is or will be a party and the execution and delivery hereof and thereof by Delek Energy do not, and the fulfilment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not:
(a)violate, conflict with, or result in a breach of any of the provisions of the certificate of incorporation, bylaws or other organizational document of Delek Energy;
(b)violate or conflict with any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Delek Energy;

(c)violate, conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which Delek Energy is a party or by which it is bound or to which the Subject Interests are subject;
(d)result in the creation of, or afford any Person the right to obtain, any Lien on the Subject Interests under any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which Delek Energy is a party or by which it is bound or to which the Subject Interests are subject; or
(e)result in the revocation, cancellation, suspension or modification of any Consent possessed by Delek Energy that is necessary or desirable for the ownership, lease or operation of its properties and other assets in the conduct of its business as now conducted;
except, in the case of clauses (b), (c), (d) and (e), as would not have, individually, or in the aggregate, a Sponsor Material Adverse Effect.
Section 3.4Consents. No consent, approval, license, permit, order, waiver, or authorization of, or registration, declaration, or filing with any Governmental Authority or other Person (each a “Consent”) is required to be obtained or made by or with respect to Delek Energy or the Subject Interests in connection with:
(a)the execution, delivery, and performance of this Agreement or the other Transaction Documents, or the consummation of the transactions contemplated hereby and thereby; or
(b)the enforcement against Delek Energy of its obligations hereunder and thereunder;
except, in each case, as would not have, individually, or in the aggregate, a Sponsor Material Adverse Effect.
Section 3.5Laws and Regulations; Litigation. There are no pending or, to the Knowledge of Delek Energy, threatened claims, fines, actions, suits, demands, investigations or proceedings or any arbitration or binding dispute resolution proceeding (collectively, “Proceedings”) to which Delek Energy is a party or against or affecting the Subject Interests or the ownership of the Subject Interests that, (i) question or involve the validity or enforceability of any of its obligations under this Agreement, (ii) seek to prevent or delay, or seek damages in connection with, the consummation of the transactions contemplated hereby or (iii) would individually, or in the aggregate, reasonably be expected to have a Sponsor Material Adverse Effect or a material and adverse effect on the Subject Interests. Except as would not, individually or in the aggregate, reasonably be expected to have a Sponsor Material Adverse Effect, (x) Delek Energy is not the subject of any violation of or default under any law or regulation or under any order of any Governmental Authority, and (y) there are no Proceedings pending or, to the Knowledge of Delek Energy, threatened against or affecting the ownership of the Subject Interests, at law or in equity, by or before any Governmental Authority having jurisdiction over Delek Energy.
Section 3.6Title to Subject Interests.
(a)The Subject Interests represent 100% of the limited liability company interests in Permian Pipeline Holdings. The Subject Interests are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of local or state law applicable to the Subject Interests, the Permian Pipeline Holdings Limited Liability Company Agreement or any contract, arrangement or agreement to which Delek Energy or any of its Affiliates is a party or to which it or any of their respective properties or assets is otherwise bound.
(b)Delek Energy has good and valid record and beneficial title to the Subject Interests, and as of the Closing shall be free and clear of any and all Liens (other than restrictions on transfer under applicable federal and state securities laws), and, except as provided or created by the Permian Pipeline Holdings Limited Liability Company Agreement, the Securities Act or applicable securities laws, the Subject Interests are free and clear of any restrictions on transfer, Taxes or claims. There are no options, warrants, purchase rights, contracts, commitments or other securities exercisable or exchangeable for the Subject Interests, or for the repurchase or redemption of the Subject Interests. At Closing, upon payment of the Total Consideration, the Partnership shall acquire good, valid and marketable title to the Subject Interests, free and clear of all Liens (other than restrictions under applicable federal and state securities laws).
(c)Permian Pipeline Holdings has good and valid record and beneficial title to 100% of the equity interests in Permian Pipeline Finance (the “Pipeline Finance Interests”), free and clear of any and all Liens (other than restrictions on transfer under applicable federal and state securities laws). There are no options, warrants, purchase rights, contracts, commitments or other securities exercisable or exchangeable for the Pipeline Finance Interests, or for the repurchase or redemption of the Pipeline Finance Interests. Permian Pipeline Holdings has no assets other than the Pipeline Finance Interests.
(d)Permian Pipeline Finance has good and valid record and beneficial title to 50% of the equity interests in W2W Holdings (the “W2W Holdings Interests”), free and clear of any and all Liens (other than restrictions on transfer under applicable federal and state securities laws). There are no options, warrants, purchase rights, contracts, commitments or other securities exercisable or exchangeable for the W2W Holdings Interests, or for the repurchase or redemption of the W2W Holdings Interests. Permian Pipeline Finance has no assets other than the W2W Holdings Interests.
(e)W2W Holdings has good and valid record and beneficial title to 100% of the equity interests in W2W Finance LLC (the “W2W Finance Interests”), free and clear of any and all Liens (other than restrictions on transfer under applicable federal and state securities laws). There are no options, warrants, purchase rights, contracts, commitments or other securities exercisable or exchangeable for the W2W Finance Interests, or for the repurchase or redemption of the W2W Finance Interests. W2W Holdings has no assets other than the W2W Finance Interests.
(f)W2W Finance LLC has good and valid record and beneficial title to 100% of the equity interests in Delek W2W, LLC (the “Delek W2W Interests”), free and clear of any and all Liens (other than restrictions on transfer under applicable federal and state securities laws). There are no options, warrants, purchase rights, contracts, commitments or other securities exercisable or exchangeable for the Delek W2W Interests, or for the repurchase or redemption of the Delek W2W Interests. W2W Finance LLC has no assets other than the Delek W2W Interests.
(g)Delek W2W, LLC has good and valid record and beneficial title to 15.6% of the equity interests in Wink to Webster Pipeline, LLC (the “W2W JV Interests”), free and clear of any and all Liens (other than restrictions on transfer under applicable federal and state securities laws). There are no options, warrants, purchase rights, contracts, commitments or other securities exercisable or exchangeable for the W2W JV Interests, or for the repurchase or redemption of the W2W JV Interests, other than as provided under the limited liability agreement of Wink to Webster Pipeline, LLC. Delek W2W, LLC has no assets other than the W2W JV Interests.
Section 3.7No Liabilities.
(a)Since their respective formations, each of Permian Pipeline Holdings, Permian Pipeline Finance, W2W Holdings, W2W Finance LLC and Delek W2W, LLC has engaged in no business activities, has no operations, and has incurred no Liabilities of any kind, whether known or unknown or otherwise, in each case except Liabilities under the W2W Credit Agreement or Liabilities in connection with their ownership of W2W Pipeline, its formation and continued existence as a legal entity (including Liabilities incurred in connection with the preparation and filing of Tax Returns, regulatory or governmental filings and the like).
Section 3.8Brokerage Arrangements. None of Delek Energy or any of its Affiliates has entered, directly or indirectly, into any agreement with any person, firm or corporation that would obligate Delek Energy to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.
Section 3.9No Preferential Rights. The Subject Interests are not subject to any right or agreement that enables any Person to purchase or acquire, including by way of a right of first refusal, right of first offer, or similar right, the Subject Interests or any portion of or interest in the Subject Interests as a result of or in connection with (a) the contribution, assignment or other transfer of the Subject Interests, (b) the execution, delivery or performance of this Agreement or (c) the consummation of the transactions contemplated hereby.
Section 3.10Regulation. Permian Pipeline Holdings is not, nor will be following the consummation of the transactions contemplated by this Agreement, an “investment company”

or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 3.11Accredited Investor. Delek Energy (or its designee(s) that receive the New Common Units) is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and will acquire the New Common Units for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state blue sky laws, or any other applicable securities laws. Delek Energy (or its designee(s) that receive the New Common Units) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the New Common Units to be acquired hereby. Delek Energy (or its designee(s) that receive the New Common Units) agrees and acknowledges that it has received or otherwise has had access to, and has had an opportunity to review, examine and ask questions relating to, such information regarding the Partnership and its business that is necessary for it to make an informed decision regarding the investment in the New Common Units. Delek Energy (or its designee(s) that receive the New Common Units) acknowledges that the New Common Units have not been registered under applicable federal and state securities laws and that the New Common Units may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation, or other disposition is registered under applicable federal and state securities laws or is made pursuant to an exemption from registration under any federal or state securities laws.
Section 3.12Conflicts Committee Matters. The projections and budgets provided by the representatives of Delek Energy to the Conflicts Committee (including those provided to the CC Financial Advisor) as part of its review in connection with this Agreement and the transactions contemplated hereby were prepared and delivered in good faith and have a reasonable basis and are consistent with the current expectations of Delek Energy’s management regarding the Subject Interests.
Section 3.13Tax Representations.
(a)Permian Pipeline Holdings is, and has been since its formation, an entity disregarded as separate from its owner, Delek Energy, for federal and applicable state income tax purposes.
(b)Permian Pipeline Finance is, and has been since its formation, an entity disregarded as separate from its owner, Delek Energy, for federal and applicable state income tax purposes.
(c)W2W Holdings is, and has been since its formation, a partnership for federal and applicable state income tax purposes.
(d)W2W Pipeline is, and has been since its formation, a partnership for federal and applicable state income tax purposes.

(e)The joint venture between W2W Pipeline and M2E3 LLC has elected under Treasury Regulation § 1.761-2 to be excluded from the provisions of subchapter K of chapter 1 of the Code.
(f)W2W Pipeline has in effect an election under Section 754 of the Code and Treasury Regulation Section 1.754-1(b) effective for the taxable period of W2W Pipeline that includes the Closing Date.
(g)All material Tax Returns of W2W Holdings have been timely and duly filed (taking into account customary, automatic extensions properly obtained), and all such Tax Returns and amendments thereto are true, correct and complete in all material respects. All material Taxes that have become due and payable have been timely paid.
(h)To the Knowledge of Delek Energy, W2W Holdings (1) has complied in all material respects with all applicable law relating to the deduction or withholding and payment and reporting of material Taxes from amounts paid, owing or allocable to any employees, independent contractors, creditors, equity holders and other Persons, including the remittance thereof and any information reporting in relation thereto, and (2) has deducted or withheld (within the time and in the manner prescribed by applicable law) and timely remitted or paid over to the appropriate Governmental Authority all material Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee of W2W Holdings.
(i)To the Knowledge of Delek Energy, (A) as of the date hereof, no Tax Returns of W2W Holdings are being audited by any Governmental Authority, nor has W2W Holdings received any written notice of the institution of, or intent to institute, any such audit, and (B) no waiver or extension of any statute of limitations which has been executed by W2W Holdings is in effect with respect to Taxes other than as a result of extending the due date of any Tax Return.
(j)To the Knowledge of Delek Energy, W2W Holdings has collected all material sales and use, goods and services, or other similar Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or has been furnished properly completed exemption certificates, and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax law.
(k)W2W Holdings has (i) not been a member of a combined, consolidated, affiliated, unitary or similar group for Tax purposes and (ii) no liability for the Taxes of any Person as a transferee or successor or by contract, or otherwise by operation of applicable law.
(l)W2W Holdings is not a party to any Tax sharing, indemnity or similar agreement allocating Tax liability, except for the LLC Agreement of W2W Holdings and contracts entered into in the ordinary course of business not primarily related to Taxes.

(m)W2W Holdings will not be required to include any material item of income in, nor exclude any material item of deduction from, taxable income for any Tax period ending after the Closing Date as a result of a change in accounting method under Section 481(a) of the Code, an installment sale, an open transaction, the application of Section 263A of the Code or any prepaid amount received, in each case in or for a Tax period ending on or prior to the Closing Date (or any similar provision of state, local or foreign applicable Tax law).
Section 3.14No Other Representations or Warranties.
(a)Except for the representations and warranties made in this Article III, Delek Energy makes no other express or implied representation or warranty with respect to the Subject Interests or the transactions contemplated by this Agreement and disclaims any other representations or warranties.
(b)FURTHER, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT, DELEK ENERGY EXPRESSLY DISCLAIMS, ON ITS BEHALF AND ON BEHALF OF ITS AFFILIATES, (I) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PERSONS OR THE TRANSACTION, INCLUDING WITH RESPECT TO (A) THE DISTRIBUTION OF OR RELIANCE ON ANY INFORMATION, DISCLOSURE OR DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO THE PARTNERSHIP OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN ANY DATA ROOM, MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTION, OR RELATING TO IN ANY WAY TO PERMIAN PIPELINE HOLDINGS, (B) ANY ESTIMATES OF THE VALUE OF PERMIAN PIPELINE HOLDINGS’ ASSETS OR THE SUBJECT INTERESTS, (C) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, MARKETABILITY, PROSPECTS (FINANCIAL OR OTHERWISE) OR RISKS AND OTHER INCIDENTS OF PERMIAN PIPELINE HOLDINGS’ ASSETS OR THE SUBJECT INTERESTS AND (D) ANY OTHER DUE DILIGENCE INFORMATION, (II) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES AND (III) ALL LIABILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE AVAILABLE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE PARTNERSHIP OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE PARTNERSHIP OR ANY OF ITS AFFILIATES OR REPRESENTATIVES). THE PARTIES ACKNOWLEDGE AND AGREE THAT EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT THE PARTNERSHIP SHALL BE DEEMED TO BE ACQUIRING THE SUBJECT INTERESTS (AND, INDIRECTLY, THE ASSETS OF PERMIAN PIPELINE HOLDINGS), IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.”

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE STATEMENTS AND DISCLAIMERS IN THIS SECTION 3.14 SHALL EXPRESSLY SURVIVE THE CLOSING.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP
The Partnership hereby represents and warrants to Delek Energy that, as of the date hereof:
Section 4.1Organization and Existence. The Partnership has been duly formed and is validly existing as a limited partnership and is in good standing under the laws of the State of Delaware, with full limited partnership power and authority to own, lease and operate its properties and to conduct its business as and where such properties are owned, leased and operated and such business is conducted as of the date of this Agreement. The Partnership is duly qualified as a foreign limited partnership to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not, individually or in the aggregate, result in a Partnership Material Adverse Effect.
Section 4.2Authority and Approval; Enforceability. The Partnership has the limited partnership power and authority to execute and deliver this Agreement and any other Transaction Document to which it is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by the Partnership of this Agreement and any other Transaction Document to which it is or will be a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite limited partnership action of the Partnership. Each of this Agreement and any other Transaction Document to which the Partnership is or will be a party constitutes or will constitute, upon execution and delivery by the Partnership, the valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
Section 4.3No Conflict. Each of this Agreement, the other Transaction Documents to which the Partnership is or will be a party and the execution and delivery hereof and thereof by the Partnership do not, and the fulfilment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not:
(a)violate, conflict with, or result in a breach of any of the provisions of the certificate of limited partnership, partnership agreement or other organizational document of the Partnership;

(b)violate or conflict with any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the Partnership;
(c)violate, conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which the Partnership is a party or by which it is bound; or
(d)result in the revocation, cancellation, suspension or modification of any Consent possessed by the Partnership that is necessary or desirable for the ownership, lease or operation of its properties and other assets in the conduct of its business as now conducted;
except, in the case of clauses (b), (c), and (d), as would not have, individually or in the aggregate, a Partnership Material Adverse Effect.
Section 4.4Consents. No Consent is required to be obtained or made by or with respect to the Partnership in connection with:
(a)the execution, delivery, and performance of this Agreement or the other Transaction Documents, or the consummation of the transactions contemplated hereby and thereby; or
(b)the enforcement against the Partnership of its obligations hereunder and thereunder;
except, in each case, as would not have, individually or in the aggregate a Partnership Material Adverse Effect.
Section 4.5Laws and Regulations; Litigation. There are no pending or, to the Knowledge of the Partnership, threatened Proceedings to which the Partnership is a party that (i) question or involve the validity or enforceability of any of its obligations under this Agreement, (ii) seek to prevent or delay, or seek damages in connection with, the consummation of the transactions contemplated hereby or (iii) would individually, or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, the Partnership is not subject to any violation of or default under any law or regulation or under any order of any Governmental Authority.
Section 4.6Delivery of Fairness Opinion. The Conflicts Committee has received the CC Fairness Opinion that as of the date of such CC Fairness Opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Total Consideration is fair, from a financial point of view, to the Partnership.

Section 4.7Issuance of New Common Units. The New Common Units issued by the Partnership as provided in this Agreement, and the limited partner interests represented thereby, have been duly authorized for issuance in accordance with this Agreement and the Partnership Agreement, and, when issued and delivered by the Partnership pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the DRULPA).
Section 4.8New Common Units Listed. The New Common Units have been approved for listing on The New York Stock Exchange upon official notice of issuance.
Section 4.9Brokerage Arrangements. Neither the Partnership nor any of its Affiliates has entered, directly or indirectly, into any agreement with any person, firm or corporation that would obligate Delek Energy or its Affiliates to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.
Section 4.10Acquisition as Investment. The Partnership is acquiring the Subject Interests for its own account as an investment with the present intention of holding the Subject Interests for investment purposes and not to sell, transfer or otherwise distribute the same to any other Person in violation of any securities Laws. The Partnership has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of an investment in the Subject Interests. The Partnership acknowledges and agrees that the Subject Interests are not registered pursuant to the 1933 Act and that none of the Subject Interests may be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement or an applicable exemption from registration under the 1933 Act. The Partnership is an “accredited investor” as defined under Rule 501 of Regulation D of the 1933 Act.
Section 4.11No Other Representations or Warranties. Except for the representations and warranties made in this Article IV, the Partnership makes no other express or implied representation or warranty with respect to the transactions contemplated by this Agreement and disclaims any other representations or warranties.
ARTICLE V
ADDITIONAL COVENANTS AND AGREEMENTS
Section 5.1Reserved.
Section 5.2Further Assurances. On and after the Closing Date, the Parties shall cooperate and use their respective commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to make effective the transactions contemplated hereby, including the execution of any additional assignment or similar documents or instruments of transfer of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof and the taking of all such other actions as such Party may reasonably be requested to take by the other Party from to time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and transactions contemplated hereby.
Section 5.3Tax Covenants.
(a)Delek Energy will cause W2W Holdings to treat the transfer of the Subject Interests as the transfer of Delek Energy’s interest in W2W Holdings and will cause W2W Holdings to close its taxable year as of the Closing Date pursuant to Treasury Regulation Section 1.706-1(c)(2)(i). The Parties agree that the items of taxable income and tax deductions related to the Subject Interests for the period up to and including the Closing Date will be reflected on the federal income Tax Return of Delek Energy. The Parties further agree that the items of taxable income and tax deductions related to the Subject Interests for the period after the Closing Date will be reflected on the federal income Tax Return of the Partnership.
(b)The Parties shall cooperate fully, and cause their Affiliates to cooperate fully, as and to the extent reasonably requested by the other Party, to accomplish the purposes of this Section 5.3, requests for the provision of any information or documentation within the knowledge or possession of the other Party as reasonably necessary to facilitate compliance with financial reporting obligations arising under ASC 740 (formerly FASB Statement No. 109) (including compliance with FIN 48) promulgated by the Financial Accounting Standards Board, and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include access to, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any Tax Return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Partnership and Delek Energy will use their respective commercially reasonable efforts to retain all books and records with respect to Tax matters pertinent to the Subject Interests relating to any taxable period beginning before the Closing Date until the later of six years after the Closing Date or the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof), and to abide by all record retention agreements entered into with any Tax Authority. The Partnership and Delek Energy each agree, upon request, to use their respective commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.
(c)To the extent an election under Code Section 754 is not already in effect for W2W Holdings, the Parties shall provide all necessary consents (and evidence thereof) to cause the election provided by Code Section 754 in accordance with Treasury Regulation Section 1.754-1(b) to be made effective for the taxable period of W2W Holdings that includes the Closing Date.
(d)The Parties will use their respective commercially reasonable efforts to agree upon an allocation of the Total Consideration to the Subject Interests and further among the assets of W2W Holdings for U.S. federal income tax purposes in compliance with the principles of Section 1060 of the Code, and the Treasury Regulations thereunder, and Treasury Regulation Section 1.755-1, as applicable.
(e)The Parties acknowledge and agree that for all U.S. federal income tax purposes, the transactions consummated pursuant to this Agreement will qualify in part for nonrecognition of gain or loss pursuant to Section 721(a) of the Code and will be characterized in part as a disguised sale transaction described in Section 707(a)(2)(B) of the Code and its implementing Treasury Regulations with respect to any amounts treated as a transfer of consideration pursuant to Treasury Regulation Section 1.707-3(a)(1). The Parties acknowledge and agree that the Cash Consideration and the cancellation of the Partnership receivables will not be treated as a reimbursement of preformation expenditures within the meaning of the Treasury Regulation Section 1.707-4(d).
Section 5.4Reimbursement for Guaranties. The Partnership agrees to reimburse Delek US, within five (5) Business Days of a written request from Delek US therefor, for any amounts accruing from and after the Effective Time that Delek US has to pay under any of the following: (i) the Amended and Restated Guaranty dated as of February 21, 2020 by Delek US in favor of Wink to Webster Pipeline LLC, as amended, supplemented or otherwise modified to date; (ii) the Guarantee dated as of July 30, 2019 by Delek US in favor of ExxonMobil Pipeline Company, as amended, supplemented or otherwise modified to date; and (iii) the Amended and Restated Guaranty dated as of April 17, 2020 by Delek US in favor of W2W Holdings LLC, as amended, supplemented or otherwise modified to date (collectively, the “Guaranties”). Furthermore, the Partnership agrees, to the fullest extent permitted by applicable law, to indemnify, defend and hold harmless Delek US for all losses and expenses arising out of or in relation to the reimbursement obligation of the Partnership in this Section 5.4 relating to the Guaranties (to the extent not reimbursed by the Partnership). Any claims for indemnification by Delek US under this Section 5.4 shall be subject to the same procedures as claims for indemnification under Article VII of this Agreement, except that neither the Deductible nor the Cap shall apply.
Section 5.5Post-Closing Distributions. The Parties acknowledge that Delek Energy is assigning to the Partnership all of Delek Energy’s right, title and interest in the Subject Interests and that, notwithstanding anything in the Permian Pipeline Holdings Limited Liability Company Agreement or herein to the contrary, the Partnership is entitled to any distributions by or payments from Permian Pipeline Holdings in respect of the Subject Interests made after the Closing Date. Delek Energy covenants and agrees that, should Delek Energy or its Affiliates receive any distribution or payment in respect of the Subject Interests from Permian Pipeline Holdings after the Closing Date, whether pursuant to the terms of the Permian Pipeline Holdings Limited Liability Company Agreement or otherwise, Delek Energy shall promptly remit such amounts to the Partnership.
ARTICLE VI
CLOSING
Section 6.1Closing. Subject to the terms and conditions of this Agreement and unless otherwise agreed in writing by the Parties, the closing (the “Closing”) of the transactions contemplated by this Agreement will take place on the date of this Agreement following delivery by the Parties of the closing deliverables set forth in Section 6.2 and 6.3 hereof and the electronic exchange of signature pages by the Parties. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing will be deemed effective as of the Effective Time.
Section 6.2Deliveries by Delek Energy. At the Closing, Delek Energy will deliver (or cause to be delivered) the following:
(a)a counterpart to the Assignment Agreement, duly executed by Delek Energy;
(b)an IRS Form W-9 duly executed by Delek Energy; and
(c)evidence of the cancellation of $60 million owed by the Partnership to DK Trading & Supply, LLC.
Section 6.3Deliveries by the Partnership . At the Closing, the Partnership will deliver (or cause to be delivered) the following:
(a)the Cash Consideration, by wire transfer of immediately available funds to an account specified by Delek Energy (or one or more of its designees);
(b)the New Common Units, by issuance in book-entry form of such Common Units, to Delek Energy (or its designee), by instruction to the Partnership’s transfer agent or otherwise;
(c)a counterpart to the Assignment Agreement, duly executed by the Partnership; and
(d)the Rattler Interest Purchase Price.
ARTICLE VII
INDEMNIFICATION
Section 7.1Indemnification of Delek Energy. Solely for the purpose of indemnification in this Section 7.1, the representations and warranties of the Partnership in this Agreement shall be deemed to have been made without regard to any materiality or Partnership Material Adverse Effect or Knowledge qualifiers. From and after the Closing Date, subject to the other provisions of this Article VII, the Partnership shall indemnify, defend, and hold Delek Energy and its Affiliates, directors, officers, employees, agents and representatives (together with Delek Energy, the “Delek Indemnitees”) harmless from and against any and all damages (including exemplary damages and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the “Damages”), suffered by the Delek Indemnitees as a result of, caused by, arising out of, or in any way relating to (a) any material breach of a representation or warranty of the Partnership contained in this Agreement, (b) any material breach of any agreement or covenant contained in this Agreement on the part of the Partnership or (c) any of the Assumed Liabilities.

Section 7.2Indemnification of the Partnership. Solely for the purpose of indemnification in this Section 7.2, the representations and warranties of Delek Energy in this Agreement shall be deemed to have been made without regard to any materiality or Sponsor Material Adverse Effect or Knowledge qualifiers. From and after the Closing Date, subject to the other provisions of this Article VII, Delek Energy shall indemnify, defend, and hold the Partnership and its Affiliates, directors, officers, employees, agents and representatives, and the directors, officers, employees, agents and representatives of the General Partner (together with the Partnership, the “Partnership Indemnitees”) harmless from and against any and all Damages suffered by the Partnership Indemnitees as a result of, caused by, arising out of, or in any way relating to (a) any material breach of a representation or warranty of Delek Energy contained in this Agreement (b) any material breach of any agreement or covenant contained in this Agreement on the part of Delek Energy or (c) any of the Excluded Liabilities.
Section 7.3Demands. Each indemnified party agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Indemnity Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement to the extent that knowing failure to notify actually results in material prejudice or damage to the indemnifying party.
Section 7.4Right to Contest and Defend.
(a)The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, however, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted and prosecuted diligently to a final conclusion or settled in accordance with this Section 7.4(a) by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Indemnity Claim or elects to contest such Indemnity Claim but fails diligently and promptly to prosecute or settle such claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party shall have assumed the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party.
(b)Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.
Section 7.5Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the third party asserting the Indemnity Claim, or any cross-complaint against any third party, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.
Section 7.6Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such persons.
Section 7.7Payment of Damages. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within 10 days as and when reasonably specific bills are received or loss, liability, claim, damage or expense is incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all reimbursements (including, without limitation, insurance proceeds) credited to or received by the other party related to the Damages. The Parties agree that any payment for indemnification of Damages made hereunder will be treated as an adjustment to the Total Consideration for U.S. federal income tax purposes.

Section 7.8Limitations on Indemnification.
(a)To the extent the Partnership Indemnitees are entitled to indemnification for Damages pursuant to Section 7.2(a) (but not including Damages for breaches of Sponsor Fundamental Representations), Delek Energy shall not be liable for those Damages unless the aggregate amount of Damages exceeds $2.5 million (the “Basket”), in which event, Delek Energy shall be liable from the first dollar of such Damages; provided, however, that Delek Energy shall not be liable for Damages pursuant to Section 7.2(a) (but not including Damages for breaches of Sponsor Fundamental Representations) that exceed, in the aggregate, $70 million (the “Cap”).
(b)Notwithstanding clause (a) above, to the extent the Partnership Indemnitees are entitled to indemnification for Damages for claims arising from fraud or related to or arising from Taxes, Delek Energy shall be fully liable for such Damages without regard to the Basket or the Cap. For the avoidance of doubt, Delek Energy shall be fully liable for Damages pursuant to Section 7.2(b) or Section 7.2(c) and for breaches of Sponsor Fundamental Representations without regard to the Basket or the Cap.
(c)To the extent the Delek Indemnitees are entitled to indemnification for Damages pursuant to Section 7.1(a), the Partnership shall not be liable for those Damages unless the aggregate amount of Damages exceeds, in the aggregate, the Basket, in which event, the Partnership shall be liable from the first dollar of such Damages; provided, however, that the Partnership shall not be liable for Damages that exceed, in the aggregate, the Cap.
(d)Notwithstanding clause (c) above, to the extent the Delek Indemnitees are entitled to indemnification for Damages for claims arising from fraud or relating to arising from Taxes, the Partnership shall be fully liable for such Damages without regard to the Basket or the Cap. For the avoidance of doubt, the Partnership shall be fully liable for Damages pursuant to Section 7.1(b) or Section 7.1(c) and for breaches of Partnership Fundamental Representations without regard to the Basket or the Cap.
Section 7.9Survival.
(a)The liability of Delek Energy for the breach of any of the representations and warranties of Delek Energy set forth in Section 3.1, Section 3.2, Section 3.3(a) and (d), Section 3.6, Section 3.7, Section 3.8 and Section 3.9 (the “Sponsor Fundamental Representations”) shall be limited to claims for which the Partnership delivers written notice to Delek Energy on or before the date that is three years after the Closing Date. The liability of Delek Energy for the breach of any of the representations and warranties of Delek Energy set forth in Article III other than the Sponsor Fundamental Representations shall be limited to claims for which the Partnership delivers written notice to Delek Energy on or before the date that is eighteen months after the Closing Date. The liability of Delek Energy for Damages for claims related to or arising from Taxes shall be limited to claims for which the Partnership delivers written notice to Delek Energy on or before the date that is 90 days after the expiration of the applicable statute of limitations for assessment of the applicable Tax.

(b)The liability of the Partnership for the breach of any of the representations and warranties of the Partnership set forth in Section 4.1, Section 4.2, Section 4.3(a), Section 4.7 and Section 4.9 (the “Partnership Fundamental Representations”) shall be limited to claims for which Delek Energy delivers written notice to the Partnership on or before the date that is three years after the Closing Date. The liability of the Partnership for the breach of any of the representations and warranties of the Partnership set forth in Article IV other than the Partnership Fundamental Representations shall be limited to claims for which Delek Energy delivers written notice to the Partnership on or before the date that is eighteen months after the Closing Date. The liability of the Partnership for Damages for claims related to or arising from Taxes shall be limited to claims for which Delek Energy delivers written notice to the Partnership on or before the date that is 90 days after the expiration of the applicable statute of limitations for assessment of the applicable Tax.
Section 7.10Sole Remedy. After the Closing, no Party shall have liability under this Agreement or the transactions contemplated hereby except as is provided in this Article VII (other than claims or causes of action arising from fraud, and other than claims for specific performance or claims arising under any Transaction Documents (which claims shall be subject to the liability provisions of such Transaction Documents)).
Section 7.11Express Negligence Rule. THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE REGARDLESS OF WHETHER THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY INDEMNIFIED PARTY. THE PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.
ARTICLE VIII
TERMINATION
[Reserved.]
ARTICLE IX
MISCELLANEOUS
Section 9.1Expenses. Unless otherwise specifically provided in this Agreement, each of the Parties shall pay its own expenses incident to (a) this Agreement and the other Transaction Documents and (b) all action taken in preparation for effecting the provisions of this Agreement and the other Transaction Documents.

Section 9.2Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and the liabilities referenced herein.
Section 9.3Notices. Unless otherwise specifically provided in this Agreement, any notice, request, instruction, correspondence or other document to be given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered (with written confirmation of receipt), (ii) delivered by a recognized overnight delivery service (delivery fees prepaid) or (iii) sent by electronic mail with a PDF of the notice or other communication attached (provided that any such electronic mail is confirmed by written confirmation), in each case to the appropriate address set forth below:
If to Delek Energy, addressed to:
c/o Delek US Holdings, Inc.
310 Seven Springs Way, Suite 500
Brentwood, Tennessee 37027
Attention: General Counsel
Email: legalnotices@delekus.com

with copies (which shall not constitute notice) to:

Bradley Arant Boult Cummings LLP
1221 Broadway, Suite 2400
Nashville, Tennessee 37203
Attention: Stephen Hinton
Email: shinton@bradley.com
If to any of the Partnership, addressed to:
c/o Delek Logistics GP, LLC
310 Seven Springs Way
Suite 500
Brentwood, Tennessee 37027
Attention: General Counsel
Email: legalnotices@delekus.com

with a copy to:
Gibson, Dunn & Crutcher LLP
811 Main Street Suite 3000
Houston, TX 77002
Attention: Gerry Spedale
Email: GSpedale@gibsondunn.com
Any Party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.
Section 9.4Governing Law. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. EACH OF THE PARTIES HERETO AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES (A) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE AND (B) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTIES OF THE NAME AND ADDRESS OF SUCH AGENT. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
Section 9.5Public Statements. The Parties shall consult with each other with respect to public announcements or statements, and no Party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other Parties, which shall not be unreasonably withheld or delayed, unless the Party desiring to make such announcement or statement, after seeking such consent from the other Parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law or securities exchange regulations.
Section 9.6Form of Payment. All payments hereunder shall be made in United States dollars and, unless the Parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds on the date such payment is due to such account as the Party receiving payment may designate at least three Business Days prior to the proposed date of payment.
Section 9.7Entire Agreement; Amendments and Waivers. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits hereto, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) are not intended to confer upon any other Person or entity any rights or remedies hereunder except as Article VII or Article IX contemplates or except as otherwise expressly provided herein or therein. Each Party agrees that (i) no other Party (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits hereto, and (ii) such Party has not relied upon any representation, warranty, covenant or agreement relating to this Agreement or the transactions contemplated hereby other than those referred to in clause (i) above. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all of the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided. Any amendment or waiver of this Agreement by the Partnership, and any determination, decision, approval or consent of the Partnership required pursuant to this Agreement, shall be approved in advance by the Conflicts Committee.
Section 9.8Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party without the prior written consent of the other Parties hereto.
Section 9.9Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall meet promptly and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect and will not be affected or impaired in any way thereby.
Section 9.10Interpretation. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
Section 9.11Counterparts. This Agreement may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party or other Person executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
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IN WITNESS WHEREOF, the Parties to this Agreement have caused it to be duly executed as of the date first above written.
DELEK LOGISTICS PARTNERS, LP
By:    Delek Logistics GP, LLC, its general partner

By:    /s/ Reuven Spiegel
Name: Reuven Spiegel
Title: Executive Vice President, Chief Financial Officer and Treasurer
DELEK US ENERGY, INC.
By:    /s/ Joseph Israel
Name: Joseph Israel
Title: Executive Vice President, DK & DKL Operations
    Signature Page to Contribution Agreement

Index to Schedules and Exhibits
Schedule 1: Delek Energy Knowledge Party
Schedule 2: Partnership Knowledge Party
Exhibit A: Assignment Agreement